PRODUCT SUPPLEMENT No. ACN-1 (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Auto Callable Notes

Linked to the Nikkei 225® Index

(the “Notes”)

The Notes:

•    The Notes are designed for investors who seek an early exit prior to maturity at a premium if the Nikkei 225 Index (the “Index”) is at or above its call level on any valuation date. Investors should be willing to forgo interest payments and, if the Index declines, be willing to lose some or all of their principal.

•    We may offer the Notes from time to time. Any Notes offered by us will have the terms specified in this product supplement, the MTN prospectus supplement, general prospectus supplement and prospectus and a separate term sheet related to each offer of the Notes.

•    The Notes will be denominated in U.S. dollars or as specified in the applicable term sheet.

•    There is no principal protection on the Notes.

•    The Notes will not be listed on any securities exchange.

•    The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc., will be part of a series entitled “Medium-Term Notes, Series C”.

Payment if called:

•    The Notes will be called if the closing level of the Index on any valuation date is greater than or equal to the applicable call level set forth in the applicable term sheet, for a cash payment per Note that will be set forth in the applicable term sheet.

Payment on the maturity date:

•    The amount you receive on the maturity date will be based on the direction of and percentage change in the level of the Index from the starting value to the ending value of the Index and a buffer, if any, as specified in the applicable term sheet.

•        For Notes with a buffer, if the Notes are not called and a mandatory redemption is not triggered, your principal is protected against a decline in the Index up to a buffer amount. However, you may receive less, and possibly significantly less, than the principal amount per unit if the Index declines from the starting value to the ending value by more than the buffer amount.

•        For Notes without a buffer, if the Notes are not called and a mandatory redemption is not triggered, you will lose a percentage of your principal amount equal to any percentage decline in the level of the Index from the starting value to the ending value.

    Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this product supplement beginning on page PS-6 and beginning on S-3 in the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is February 28, 2007.

Nikkei 225® is a service mark of Nikkei, Inc. and is licensed for use by Merrill Lynch & Co., Inc.

Product Supplement ACN-1

Medium-Term Notes, Series C Prospectus Supplement

(the “MTN prospectus supplement”)

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock Prospectus Supplement

(the “general prospectus supplement”)

Prospectus

Page
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Auto Callable Notes linked to the Nikkei 225® Index (the “Notes”). You should carefully read this product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes.

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on a date specified in the applicable term sheet, unless the Notes are called and a mandatory redemption is triggered.

Each unit will represent a single Note with an original public offering price that will be specified in the applicable term sheet. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes denominated in U.S. dollars in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my

investment?

Yes, an investment in the Notes is subject to certain risks, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this product supplement and the accompanying MTN prospectus supplement.

Who publishes the Index and what does the Index measure?

The Index is a modified, price weighted stock index calculated, published and disseminated by Nikkei, Inc. that measures the composite price performance of selected Japanese stocks. The Index is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange (the “TSE”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Index (the “Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange. For more information on the Index, please see the section entitled “The Index” in the applicable term sheet.

An investment in the Notes does not entitle you to any dividends, voting rights or any other ownership interest in the Underlying Stocks. For more specific information about the Index, please see the section entitled “The Index” in the related term sheet.

How has the Index performed historically?

The relevant term sheet for each issuance of the Notes will include a table and a graph showing the historical month-end closing levels of the Index in a section entitled “The Index —Historical Data on the Index.”

We will provide this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance of the Index is not necessarily indicative of how the Index will perform in the future.

How does the call work?

On a Valuation Date, if a mandatory redemption is triggered, you will receive a cash payment per unit equal to the Call Amount, as described below.

The Notes will be automatically called and subject to mandatory redemption if the closing level of the Index on any Valuation Date is greater than or equal to the minimum Index closing level which triggers an automatic call on a Valuation Date (a “Call Level”). If the Notes are called, for every $1,000 principal amount Note, you will receive $1,000 plus an amount applicable to the Valuation

Date on which the Notes are called (the “Call Premium” and together with the principal amount per unit, the “Call Amount”). The Call Amount payable at call will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + (applicable Call Premium x $1,000)

The Valuation Dates and related Call Premiums will be specified in the applicable term sheet.

What will I receive on the maturity date of the Notes?

If not previously called, on the maturity date you will receive a cash payment per unit equal to the Redemption Amount.

The “Redemption Amount” per unit to which you will be entitled will depend on the direction of and percentage change in the level of the Index as described below.

The applicable term sheet will indicate if the offered Notes will or will not have a buffer and, if the Notes have a buffer, the buffer amount.

For Notes with a buffer, if the Notes are not called and the Index is unchanged or has declined from the Starting Value to the Ending Value and such decline is equal to or less than the buffer amount, you will receive the principal amount per unit of your Notes at maturity. If the Index declines by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount you will lose an amount equal to 1% of the principal amount per unit of your Notes multiplied by the leverage factor (which will be specified in the applicable term sheet), and your Redemption Amount will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 +	[	$1,000 x	(	(	Ending Value - Starting Value	)	+ buffer%	)	x leverage factor	]
Starting Value

For Notes with a buffer, if the Notes are not called, you will lose some or all of your investment at maturity if the Index declines from the Starting Value to the Ending Value by more than the buffer amount.

For Notes without a buffer, if the Notes are not called you will lose 1% of the principal amount of your Notes for every 1% that the Index declines from the Starting Value to the Ending Value, unless otherwise specified in the applicable term sheet.

Under these circumstances, your Redemption Amount will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 +	($1,000 x	Ending Value - Starting Value	)
Starting Value

For Notes without a buffer, if the Notes are not called, you will lose some or all of your investment at maturity if the Index declines from the Starting Value to the Ending Value.

The “Starting Value” will equal the closing level of the Index on the Pricing Date, or such other date or dates as specified in the applicable term sheet.

The “Ending Value” means the closing level of the Index on any Valuation Date on which the Notes are called or, if not called, the final Valuation Date.

For more specific information about the payment on the maturity date, please see the section entitled “Description of the Notes” in this product supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but you will receive a Redemption Amount on the maturity date or a Call Amount on the applicable Valuation Date based on the performance of the Index from the Starting Value to the Ending Value. We have designed the Notes for investors who are willing to forgo interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for receiving the Redemption Amount on the maturity date or a Call Amount on the applicable Valuation Date.

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Under this characterization and tax treatment of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale, exchange or redemption of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this product supplement.

Will the Notes be listed on a stock exchange?

The Notes will not be listed on any securities or futures exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes if you sell them prior to the stated maturity date. You should review the section entitled “Risk Factors—A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes” in this product supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the prevailing level of the Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, including compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount per unit and the original public offering price per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Index and no changes in the market conditions from those existing on the date of this product supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the principal amount per unit and may be less than the original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S currently intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of determining, among other things, the Starting Value and the Ending Value and calculating the Call Amount or Redemption Amount, as applicable (in such capacity, the “Calculation Agent”). Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as Calculation Agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

You will not receive interest on the Notes and we will not repay to you a fixed amount of principal on the Notes on the maturity date. The Redemption Amount on the maturity date will depend on the change in the level of the Index. Because the level of the Index is subject to market fluctuations, the Redemption Amount you receive on the maturity date may be more or less than the $1,000 principal amount per unit. For Notes with a buffer, if the Notes are not called, you will lose some or all of your investment on the maturity date if the Index declines from the Starting Value to the Ending Value by more than the buffer amount. For Notes without a buffer, if the Notes are not called, you will lose some or all of your investment on the maturity date if the Index declines from the Starting Value to the Ending Value.

Your return is limited and the Notes are subject to an automatic early call

Your investment in the Notes will result in a gain if the closing level of the Index on any of the Valuation Dates is greater than or equal to the Call Levels set forth in the applicable term sheet that trigger an automatic call and the payment of the applicable Call Amount. This gain will be limited to the Call Premium applicable to the Valuation Date on which the Notes are called, regardless of the appreciation of the Index, which may be greater than the applicable Call Premium. In addition, the automatic call feature of the Notes may shorten the term of your investment.

Your return, which could be negative, may be lower than the return on other debt securities of comparable maturity

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

Your return on the Notes will not reflect dividends on the common stocks of the companies in the Index

You will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks comprising the Index and your return on the Notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because, assuming the Notes are not called, the Calculation Agent will calculate the Redemption Amount on the maturity date or the Call Amount at call, as applicable, by reference to the Ending Value on the final Valuation Date. The Ending Value reflects the prices of the common stocks in the Index without taking into consideration the value of dividends paid on those stocks.

A trading market for the Notes is not expected to develop and if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes

The Notes will not be listed on any securities exchange, and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. The limited trading market for your Notes may adversely affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes, and compensation for developing and hedging the product. This quoted price could be higher or lower than the principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the principal amount. This is due to, among other things, the fact that the principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

The Index closing level will not be adjusted for changes in exchange rates that might affect the Index

Although the stocks composing the Index are traded in currencies other than U.S. dollars, and the Notes, which are linked to the Index, are denominated in U.S. dollars, the Redemption Amount per unit on the maturity date or any Call Amount per unit on a Valuation Date, as applicable, will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the level of the Index. The Call Amount or Redemption Amount we pay in respect of the Notes if they are called or on the maturity date will be determined solely in accordance with the procedures described in “Description of the Notes — Automatic Call” and “Description of the Notes — Payment at Maturity.”

Nikkei, Inc. may adjust the Index in a way that affects its level, and Nikkei, Inc. has no obligation to consider your interests

Nikkei, Inc. (“NKS”) is responsible for calculating and maintaining the Index. NKS can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, NKS may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Notes. NKS has no obligation to consider your interests in calculating or revising the Index. See “The Index” in the applicable term sheet.

Your return may be affected by factors affecting international securities markets

The Index is computed by reference to the value of the equity securities of companies listed on a Japanese exchange. The return on the Notes will be affected by factors affecting the value of securities in the Japanese market. The Japanese securities market may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the Japanese market may affect prices and the volume of trading in the Japanese market. Also, there is generally less publicly available information about Japanese companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”). Additionally, accounting, auditing and financial reporting standards and requirements in Japan differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in Japan may be affected by political, economic, financial and social factors in Japan. In addition, recent or future changes in Japan’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the Japanese securities markets. Moreover, the Japanese economy may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor, and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the level of the Index. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The level of the Index is expected to affect the trading value of the Notes.    We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Starting Value or any other applicable Call Level. However, if you choose to sell your Notes when the level of the Index exceeds the Starting Value or any other applicable Call Level, you may receive substantially less than the amount that would be payable on a call date or the maturity date based on this value because of the expectation that the level of the Index will continue to fluctuate until a Valuation Date or the final Valuation Date occurs.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. The level of interest rates in Japan may also affect its economy and in turn the level of the Index and, thus, the trading value of the Notes.

Changes in the volatility of the Index are expected to affect the trading value of the Notes.     Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected.

Changes in dividend yields on the stocks included in the Index are expected to affect the trading value of the Notes.    In general, if dividend yields on the stocks included in the Index increase, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the Notes will increase.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the level of the Index. This difference will reflect a “time premium” due to expectations concerning the level of the Index during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the level of the Index over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the stocks underlying the Index or futures or options contracts on the Index for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these stocks and, in turn, the level of the Index in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the stocks underlying the Index. Temporary increases or decreases in the market prices of these stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of these stocks may change subsequent to the Pricing Date, affecting the level of the Index and therefore the trading value of the Notes.

Potential conflicts of interest could arise

Our subsidiary MLPF&S is our agent for the purposes of determining the level of the Index, the Ending Value, and the Redemption Amount or Call Amount, as applicable, on the maturity date or at call. Under certain circumstances, MLPF&S as our subsidiary and due to its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Index can be calculated on a particular Index Business Day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the Index. See the sections entitled “Description of the Notes—Adjustments to the Index; Market Disruption Events” and “—Discontinuance of the Index” in this product supplement. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount on the maturity date or the Call Amount, if applicable, on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Index. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

ML&Co. will issue the Notes in denominations of whole units each with a $1,000 original public offering price per unit or in such other denominations as may be indicated in the applicable term sheet or supplement. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes do not pay interest and do not guarantee any return of principal at maturity. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Index, whether the Notes are automatically called prior to maturity and whether the Notes have a buffer and which will be calculated, unless otherwise specified in the applicable term sheet, in accordance with the formulas set forth below.

The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

Certain terms of the Notes will be described in the applicable term sheet, accompanying this product supplement no. ACN-1. The terms described in that term sheet supplement those described herein and in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, the terms described in the applicable term sheet shall control.

Automatic Call

On any Valuation Date, if a mandatory redemption is triggered, you will receive a cash payment per unit (the “Call Amount”) as described below.

The Notes will be automatically called and subject to mandatory redemption if the closing level of the Index on any Valuation Date is greater than or equal to the applicable Call Level set forth in the applicable term sheet that triggers a mandatory redemption. If the Notes are called, for every $1,000 principal amount per unit, you will receive a Call Amount of $1,000 plus the Call Premium amount applicable to the Valuation Date on which the Notes are called. The Call Amount per unit upon call will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + (applicable Call Premium x $1,000)

If the Notes are automatically called on a Valuation Date other than the final Valuation Date, we will redeem each Note and pay the applicable Call Amount on the sixth Business Day after the applicable Valuation Date, subject to postponement as described below. If the Notes are called on the final Valuation Date, we will redeem each Note and pay the Call Amount on the maturity date.

If a Valuation Date (other than the final Valuation Date) is not an Index Business Day or if there is a Market Disruption Event (as defined herein) on such day, the applicable Valuation Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing level of the Index will not be determined on a date later than the tenth scheduled Index Business Day after the scheduled Valuation Date, and if such day is not an Index Business Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine (or, if not determinable, estimate, in a manner which is considered commercially reasonable under the circumstances) the closing level of the Index on such tenth scheduled Index Business Day. If the final Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the final Valuation Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing level of the Index will not be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on a date later than the second scheduled Index Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event (as described below under “—Adjustments to the Index; Market Disruption Events”) on that scheduled Index Business Day.

If, due to a Market Disruption Event or otherwise, a Valuation Date (other than the final Valuation Date) is postponed so that it falls less than five Business Days prior to the scheduled date for payment of the applicable Call Amount, the date on which the Call Amount for such Valuation Date will be paid, if any, will be the fifth Business Day following the Valuation Date as postponed, unless otherwise specified in the applicable term sheet. We describe Market Disruption Events under “Adjustments to the Index; Market Disruption Events.”

The Valuation Dates and related Call Premiums will be specified in the applicable term sheet.

Payment at Maturity

The maturity date for the Notes will be set forth in the applicable term sheet. We will also specify whether or not the Notes have a buffer and the amount of any such buffer in the applicable term sheet.

Notes With a Buffer

For Notes with a buffer, if the Notes are not called, your principal is protected against a decline in the Index up to the buffer amount. If the level of the Index is unchanged or has declined from the Starting Value to the Ending Value and such decline is equal to or less than the buffer amount, you will receive the principal amount of your Notes at maturity. If the Index declines from the Starting Value to the Ending Value by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of per unit multiplied by the leverage factor, and your Redemption Amount per unit will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 +	[	$1,000 x	(	(Ending Value - Starting Value	+ buffer	%	)	x leverage factor	]
Starting Value

For Notes with a buffer, if the Notes are not called, you will lose some or all of your investment at maturity if the Index declines from the Starting Value to the Ending Value by more than the buffer amount.

Notes Without a Buffer

For Notes without a buffer, if the Notes are not called, you will lose 1% of the principal amount of your Notes for every 1% that the Index declines beyond the Starting Value, unless otherwise specified in the applicable term sheet. Under these circumstances, your Redemption Amount per unit will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 +	($1,000 x	Ending Value - Starting Value	)
Starting Value

For Notes without a buffer, if the Notes are not called, you will lose some or all of your investment at maturity if the Index declines from the Starting Value to the Ending Value.

The “Starting Value” will equal the closing level of the Index on the Pricing Date, or such other date or dates as specified in the applicable term sheet.

The “Ending Value” means the closing level of the Index on any Valuation Date on which the Notes are called or, if not called, the final Valuation Date.

If applicable, the “buffer amount” and “leverage factor” will be an amount specified in the applicable term sheet.

An “Index Business Day” means a day on which the Tokyo Stock Exchange (the “TSE”), New York Stock Exchange (the “NYSE”), the AMEX and The Nasdaq Stock Market (the “Nasdaq”) are open for trading and the Index or any successor index are calculated and published.

A “Business Day” is, unless otherwise specified in the applicable term sheet, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

Adjustments to the Index; Market Disruption Events

If at any time NKS makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the Underlying Stocks trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the automatic call and the maturity date or Valuation Date. See the section entitled “—Payment at Maturity” and the section entitled “—Automatic Call” in this product supplement.

Discontinuance of the Index

If NKS discontinues publication of the Index and NKS or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by NKS or any other entity for the Index and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that NKS discontinues publication of the Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on any of the Calculation Days,

the Calculation Agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If NKS discontinues publication of the Index before the Calculation Period and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount, will be equal to the payment at maturity, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page H15FED1, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page H15FED1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page H15FED1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120 (the predecessor of Reuters page H15FED1).

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. For example, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. As discussed under the section entitled “United States Federal Income Taxation—Tax Treatment of the Notes—Payment on the Maturity Date” in this product supplement, absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis.    A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date.    Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any gain or loss is treated as capital gain or loss, then that gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange or Redemption of the Notes.    Upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by the U.S. Holder on the sale, exchange, redemption or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale, exchange or redemption of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for United States federal income tax purposes) in the United States.

As discussed above, alternative characterizations and treatments of the Notes for United States federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of United States federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

INDEX OF CERTAIN DEFINED TERMS

Page
Business Day	PS-11
Call Amount	PS-4
Call Level	PS-3
Call Premium	PS-4
Ending Value	PS-4
Index	PS-1
Index Business Day	PS-11
Market Disruption Event	PS-12
Notes	PS-1
Redemption Amount	PS-4
Starting Value	PS-4
successor index	PS-12
Underlying Stocks	PS-3

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Auto Callable Notes

Linked to the Nikkei 225® Index

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

February 28, 2007